     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON        , 1998


                                                      REGISTRATION NO. 333-47563
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                     CRESCENT REAL ESTATE EQUITIES COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

                     TEXAS                                          52-1862813
          (State or Other Jurisdiction                           (I.R.S. Employer
       of Incorporation or Organization)                       Identification No.)

                          777 MAIN STREET, SUITE 2100
                            FORT WORTH, TEXAS 76102
                           TELEPHONE: (817) 321-2100

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             ---------------------

                               GERALD W. HADDOCK
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                     CRESCENT REAL ESTATE EQUITIES COMPANY
                          777 MAIN STREET, SUITE 2100
                            FORT WORTH, TEXAS 76102
                           TELEPHONE: (817) 321-2100

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                             ---------------------

                                   Copies to:

            ROBERT B. ROBBINS, ESQ.                            DAVID M. DEAN, ESQ.
            SYLVIA M. MAHAFFEY, ESQ.                  CRESCENT REAL ESTATE EQUITIES COMPANY
       SHAW, PITTMAN, POTTS & TROWBRIDGE                   777 MAIN STREET, SUITE 2100
              2300 N STREET, N.W.                            FORT WORTH, TEXAS 76102
             WASHINGTON, D.C. 20037

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: From time to time after the effective date of the Registration
Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act of 1933, please check the following box. [ ]
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

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED        , 1998


PROSPECTUS

                                 250,310 SHARES

                                [CRESCENT LOGO]

                                 COMMON SHARES

                            ------------------------

     All of the common shares of beneficial interest, par value $.01 per share (the "Common Shares"), of Crescent Real Estate Equities Company ("Crescent Equities") offered hereby (the "Offering") are being offered by the Selling Shareholders identified herein. See "Selling Shareholders." Crescent Equities will not receive any of the proceeds from the sale of the Common Shares offered hereby. The Common Shares are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "CEI."

     The sale or distribution of all or any portion of the Common Shares offered hereby may be effected from time to time by the Selling Shareholders directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on the NYSE, in the over-the-counter market, on any national securities exchange on which the Common Shares are listed or traded, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Plan of Distribution."


     SEE "RISK FACTORS" AT PAGE 4 HEREIN FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMPANY.


                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                  THE DATE OF THIS PROSPECTUS IS        , 1998

                                  THE COMPANY


     The term "Company" includes, unless the context otherwise requires, Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent Equities"), Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), and the other subsidiaries of Crescent Equities.



     The Company is a fully integrated real estate company, operated as a real estate investment trust for federal income tax purposes (a "REIT"), which owns a portfolio of real estate assets (the "Properties") located primarily in 17 metropolitan submarkets in Texas. The Properties include 89 office properties (the "Office Properties") with an aggregate of approximately 31.8 million net rentable square feet, 89 behavioral healthcare facilities (the "Behavioral Healthcare Facilities"), seven full-service hotels with a total of 2,256 rooms and two destination health and fitness resorts that can accommodate up to 452 guests daily (collectively, the "Hotel Properties"), the real estate mortgages relating to and non-voting common stock in five residential development corporations (the "Residential Development Corporations"), which in turn, through joint venture or partnership arrangements, own interests in 13 residential development properties (the "Residential Development Properties") and seven retail properties with an aggregate of approximately .8 million net rentable square feet (the "Retail Properties"). The Company also owns an indirect 38% interest in each of two corporations (the "Refrigerated Storage Corporations") that own or operate 96 refrigerated warehouses with an aggregate of approximately 480 million cubic feet (the "Refrigerated Storage Properties"). In addition, the Company has entered into an agreement to acquire, through a joint venture, in which the Company will own and control a 50% interest, a corporation that operates as a REIT for federal income tax purposes and owns 25 office buildings with an aggregate of approximately 4.3 million net rentable square feet (the "Pending Investment").



     The Company owns its assets and carries on its operations and other activities, including providing management, leasing and development services for certain of its Properties, through the Operating Partnership and its other subsidiaries. The Company also has an economic interest in the development activities of the Residential Development Corporations and the operating activities of the Refrigerated Storage Corporations. The structure of the Company is designed to facilitate and maintain its qualification as a REIT and to permit persons contributing Properties (or interests therein) to the Company to defer some or all of the tax liability that they otherwise might incur.



     As of September 28, 1998, 120,937,062 common shares of beneficial interest of the Company, par value $.01 per share (the "Common Shares"), 6,549,629 units of ownership interest in the Operating Partnership ("Units"), 8,000,000 shares of 6 3/4% Series A Convertible Cumulative Preferred Shares of beneficial interest of the Company, par value $.01 per share (the "Series A Preferred Shares") and 6,948,734 shares of Series B Convertible Preferred Shares of beneficial interest of the Company, par value $.01 per share (the Series B Preferred Shares) were outstanding.


     The Company's executive offices are located at 777 Main Street, Suite 2100, Fort Worth, Texas 76102, and its telephone number is (817) 321-2100.

                              RECENT DEVELOPMENTS



TRANSACTIONS WITH AFFILIATES OF UNION BANK, AG AND MERRILL LYNCH INTERNATIONAL



     On August 12, 1997, the Company entered into two transactions with affiliates of Union Bank, AG. In one transaction, the Company sold 4,700,000 Common Shares to one of the affiliates for approximately $148 million and received approximately $145 million in net proceeds. In the other transaction, the Company entered into a forward share purchase agreement with a second affiliate. On August 11, 1998 the Company paid a fee of approximately $3 million to one of the affiliates of Union Bank, AG in connection with the exercise by the Company and the affiliate of the right to extend the term of the forward share purchase agreement for one year. Under the forward share purchase agreement, the Company is committed to purchase 4,700,000 Common Shares from the second affiliate by August 12, 1999. The price to be paid by the Company for the 4,700,000 Common Shares will be determined on the date the Company settles the forward share purchase agreement and will include a forward accretion component, minus an adjustment for the Company's distribution rate. The forward accretion component, which is variable and cannot be determined at this time, represents a guaranteed rate of return to the second affiliate. The Company may fulfill its settlement obligations under the forward share purchase agreement in cash or Common Shares, at its option. In the event that the Company issues additional Common Shares pursuant to the forward share purchase agreement, the Company's net income per Common Share and net book value per Common Share will decrease.



     On December 12, 1997, the Company entered into two transactions with Merrill Lynch International. In one transaction, the Company sold 5,375,000 Common Shares at $38.125 per share to Merrill Lynch International for approximately $205 million and received approximately $199.9 million in net proceeds. In the other transaction, the Company entered into a swap agreement (the "Swap Agreement") with Merrill Lynch International relating to 5,375,000 Common Shares (the "Settlement Shares"), pursuant to which Merrill Lynch International will sell, as directed by the Company on or before December 12, 1998, a sufficient number of Common Shares to achieve net sales proceeds equal to the market value of the Settlement Shares on December 12, 1997 (approximately $204.9 million), plus a forward accretion component, minus an adjustment for the Company's distribution rate. The forward accretion component, which is variable and cannot be determined at this time, represents a guaranteed rate of return to Merrill Lynch International. The precise number of Common Shares that will be required to be sold pursuant to the Swap Agreement will depend primarily on the market price of the Common Shares at the time of settlement. The Common Shares required to be sold by Merrill Lynch International pursuant to the Swap Agreement are expected to be the same Common Shares initially issued by the Company (although Merrill Lynch International, at its option, may substitute other Common Shares that it holds). If, as a result of a decrease in the market price of the Common Shares, the number of Common Shares required to be sold is greater than the number of Settlement Shares, the Company will deliver additional Common Shares to Merrill Lynch International. In contrast, if such number of Common Shares is less than the number of Settlement Shares, as a result of an increase in the market price of the Common Shares, Merrill Lynch International will deliver Common Shares or, at the option of the Company, cash to the Company. In the event that the Company issues additional Common Shares pursuant to the Swap Agreement, the Company's net income per Common Share and net book value per Common Share will decrease. On February 20, 1998 and June 25, 1998, the Company issued an additional 525,000 Common Shares and 759,254 Common Shares, respectively, to Merrill Lynch International as a result of the decline in market price of the Common Shares from the date of issuance on December 12, 1997 through February 12, 1998 and June 12, 1998, respectively. The issuance of these shares did not have a material impact on the Company's net income per Common Share or net book value per Common Share. On September 3, 1998, the Company and Merrill Lynch International entered into an agreement in principle to terminate the Swap Agreement. It is anticipated that, in order to effect the termination, the Company will repurchase the 6,659,254 Common Shares previously issued to Merrill Lynch International in exchange for delivery of a promissory note, in the principal amount of approximately $208.3 million, secured by a first mortgage lien on the Company's Houston Center Property. The promissory note is expected to bear interest at 30-day LIBOR plus 75 basis points and to mature in December 1998. The termination is subject to execution of a definitive agreement.

                                  RISK FACTORS

     Prospective investors should carefully consider the following summary information in conjunction with the other information contained in this Prospectus before purchasing securities.

CONCENTRATION OF ASSETS

     A significant portion of the Company's assets are, and revenues are derived from, Properties located in the metropolitan areas of Dallas-Fort Worth and Houston, Texas. Due to this geographic concentration, any deterioration in economic conditions in the Dallas-Fort Worth or Houston metropolitan areas or other geographic markets in which the Company in the future may acquire substantial assets could have a substantial effect on the financial condition and results of operations of the Company.

RISKS ASSOCIATED WITH THE ACQUISITION OF SUBSTANTIAL NEW ASSETS


     From the closing of the Company's initial public offering in May 1994 through June 30, 1998, the Company has experienced rapid growth, increasing its total assets by approximately 1,337%. There can be no assurance that the Company will be able to manage its growth effectively, or that the Company will be able to maintain its current rate of growth in the future, and the failure to do so may have a material adverse effect on the financial condition and results of operations of the Company.


PURCHASES FROM FINANCIALLY DISTRESSED SELLERS

     Implementation of the Company's strategy of investing in real estate assets in distressed circumstances has resulted in the acquisition of certain Properties from owners that were in poor financial condition, and such strategy is expected to result in the purchase of additional properties under similar circumstances in the future. In addition to general real estate risks, properties acquired in distress situations present risks related to inadequate maintenance, negative market perception and continuation of circumstances which precipitated the distress originally.

CHANGE IN POLICIES

     The Board of Trust Managers provides guidance to the senior management of the Operating Partnership regarding the Company's operating and financial policies and strategies, including its policies and strategies with respect to acquisitions, growth, operations, indebtedness, capitalization and distributions. These policies and strategies may be revised, from time to time, without shareholder approval. Changes in the Company's policies and strategies could adversely affect the Company's financial condition and results of operations. In addition, the Company has the right and intends to acquire additional real estate assets pursuant to and consistent with its investment strategies and policies without shareholder approval.

POSSIBLE ADVERSE CONSEQUENCES OF OWNERSHIP LIMIT

     The limitation on ownership of Common Shares set forth in the Company's Restated Declaration of Trust (the "Declaration of Trust") could have the effect of discouraging offers to acquire the Company and of inhibiting or impeding a change in control and, therefore, could adversely affect the shareholders' ability to realize a premium over the then-prevailing market price for the Common Shares in connection with such a transaction.

RELIANCE ON KEY PERSONNEL

     The Company is dependent on the efforts of Mr. Richard E. Rainwater, Chairman of the Board of Trust Managers, and other senior management personnel. While the Company believes that it could find replacements for these key executives, the loss of their services could have an adverse effect on the operations of the Company. Mr. Rainwater has no employment agreement with the Company and, therefore, is not obligated to remain with the Company for any specified term. John C. Goff, Trust Manager and Vice

Chairman of the Board of Trust Managers, and Gerald W. Haddock, President, Chief Executive Officer and Trust Manager, have entered into employment agreements with the Company, and each of Messrs. Rainwater, Goff and Haddock has entered into a noncompetition agreement with the Company. The Company has not obtained key-man insurance for any of its senior management personnel.

RISKS RELATING TO QUALIFICATION AND OPERATION AS A REIT

     The Company intends to continue to operate in a manner so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). A qualified REIT generally is not taxed at the corporate level on income it currently distributes to its shareholders, so long as it distributes at least 95 percent of its taxable income currently and satisfies certain other highly technical and complex requirements. Unlike many REITs, which tend to make only one or two types of real estate investment, the Company invests in a broad range of real estate products, and certain of its investments are more complicated than those of other REITs. As a result, the Company is likely to encounter a greater number of interpretative issues under the REIT qualification rules, and more such issues which lack clear guidance, than are other REITs. The Company, as a matter of policy, regularly consults with outside tax counsel in structuring its new investments. The Company has received an opinion from Shaw, Pittman, Potts & Trowbridge ("Tax Counsel") that the Company qualified as a REIT under the Code for its taxable years ending on or before December 31, 1996, is organized in conformity with the requirements for qualification as a REIT under the Code and its proposed manner of operation will enable it to continue to meet the requirements for qualification as a REIT. However, this opinion is based upon certain representations made by the Company and the Operating Partnership and upon existing law, which is subject to change, both retroactively and prospectively, and to possibly different interpretations. Furthermore, Tax Counsel's opinion is not binding upon either the Internal Revenue Service or the courts. Because the Company's qualification as a REIT in its current and future taxable years depends upon its meeting the requirements of the Code in future periods, no assurance can be given that the Company will continue to qualify as a REIT in the future. If, in any taxable year, the Company were to fail to qualify as a REIT for federal income tax purposes, it would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for federal income tax purposes for the four taxable years following the year during which the qualification was lost. The additional tax liability resulting from the failure to so qualify would significantly reduce the amount of funds available for distribution to shareholders.

RISKS RELATING TO DEBT

     The Company's organizational documents do not limit the level or amount of debt that it may incur. It is the Company's current policy to pursue a strategy of conservative use of leverage, generally with a ratio of debt to total market capitalization targeted at approximately 40 percent, although this policy is subject to reevaluation and modification by the Company and could be increased above 40 percent. The Company has based its debt policy on the relationship between its debt and its total market capitalization, rather than the book value of its assets or other historical measures that typically have been employed by publicly traded REITs, because management believes that market capitalization more accurately reflects the Company's ability to borrow money and meet its debt service requirements. Market capitalization is, however, more variable than book value of assets or other historical measures. There can be no assurance that the ratio of indebtedness to market capitalization (or any other measure of asset value) or the incurrence of debt at any particular level would not adversely affect the financial condition and results of operations of the Company.

RISKS RELATING TO CONTROL OF CERTAIN INVESTMENTS


     Hotel Risks. The Company has leased the Hotel Properties to subsidiaries of Crescent Operating, Inc. ("Crescent Operating") and such subsidiaries, rather than the Company, are entitled to exercise all rights of the owner of the respective hotel. The Company will receive both base rent and a percentage of gross sales above a certain minimum level pursuant to the leases, which expire between 2004 and 2012. As a result, the

Company will participate in the economic operations of the Hotel Properties only through its indirect participation in gross sales. To the extent that operations of the Hotel Properties may affect the ability of such subsidiaries to pay rent, the Company also may indirectly bear the risks associated with any increases in expenses. Each of the Hotel Properties is managed pursuant to a management agreement. The amount of rent payable to the Company under the leases with respect to the Hotel Properties will depend on the ability of such subsidiaries and the managers of the Hotel Properties to maintain and increase revenues from the Hotel Properties. Accordingly, the Company's results of operations will be affected by such factors as changes in general economic conditions, the level of demand for rooms and related services at the Hotel Properties, the ability of the subsidiaries and the managers of the Hotel Properties to maintain and increase gross revenues at the Hotel Properties, competition in the hotel industry and other factors relating to the operation of the Hotel Properties. In addition, the Company expects, in accordance with the terms of an intercompany agreement between the Company and Crescent Operating (the "Intercompany Agreement"), to lease any hotel properties that it may acquire in the future to Crescent Operating (or a subsidiary or subsidiaries) which, as lessees of any such hotel properties, will be entitled to exercise all rights of the owner. See "-- Real Estate Risks Specific to the Company's Business -- Potential Conflicts of Interest."

     Lack of Control of Residential Development Corporations. The Company is not able to elect the boards of directors of the Residential Development Corporations, and does not have the authority to control the management and operation of the Residential Development Corporations. As a result, the Company does not have the right to control the timing or amount of dividends paid by the Residential Development Corporations and, therefore, does not have the authority to require that funds be distributed to it by any of these entities.


     Lack of Control of Refrigerated Storage Corporations. The Company owns, through two subsidiaries (the "Crescent Subsidiaries"), a 38% interest in two partnerships, each of which owns one of the two Refrigerated Storage Corporations. Crescent Operating, through its ownership interest in the Crescent Subsidiaries, owns a 2% interest in each of the partnerships. The remaining 60% interest in the partnerships is owned by two subsidiaries of Vornado Realty Trust (collectively, "Vornado"). The Company currently owns all of the non-voting common stock, representing an approximately 95% economic interest, in each of the Crescent Subsidiaries, and Crescent Operating owns all of the voting stock, representing an approximately 5% economic interest, in each of the Crescent Subsidiaries. As a result, Crescent is not able to elect the boards of directors of the Crescent Subsidiaries and does not have the authority to control the management or operation of the Crescent Subsidiaries. Under the terms of the existing partnership agreements for each of the partnerships, the Company does not have the right to participate in the decisions with respect to the partnerships. Vornado has the right to make all decisions relating to the management and operation of the partnerships other than certain major decisions that require the approval of both Crescent Operating and Vornado. The partnership agreement for each of the partnerships provides for a buy-sell arrangement upon a failure of Crescent Operating and Vornado to agree on any of the specified major decisions pursuant to which the entire interest of the Company and Crescent Operating or the entire interest of Vornado may be purchased by the other party. Until November 1, 2000, the buy-sell arrangement can only be exercised by Vornado. There can be no assurance that Vornado or Crescent Operating will operate the partnerships in a way that will maximize the Company's return on its investment. See "-- Real Estate Risks Specific to the Company's Business -- Risks of Joint Ownership of Assets."


GENERAL REAL ESTATE RISKS

     Uncontrollable Factors Affecting Performance and Value. The economic performance and value of the Company's real estate assets will be subject to all of the risks incident to the ownership and operation of real estate. These include the risks normally associated with changes in general national, regional and local economic and market conditions. Such local real estate market conditions may include excess supply and competition for tenants, including competition based on rental rates, attractiveness and location of the property and quality of maintenance, insurance and management services. In addition, other factors may affect the performance and value of a property adversely, including changes in laws and governmental regulations (including those governing usage, zoning and taxes), changes in interest rates (including the risk that increased interest rates may result in decreased sales of lots in the Residential Development Properties) and the availability of financing.

     Illiquidity of Real Estate Investments. Because real estate investments are relatively illiquid, the Company's ability to vary its portfolio promptly in response to economic or other conditions will be limited. In addition, certain significant expenditures, such as debt service (if any), real estate taxes, and operating and maintenance costs, generally are not reduced in circumstances resulting in a reduction in income from the investment. The foregoing and any other factor or event that would impede the ability of the Company to respond to adverse changes in the performance of its investments could have an adverse effect on the Company's financial condition and results of operations.

     Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous or toxic substances released on or in its property, as well as certain other costs relating to hazardous or toxic substances. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the release of such substances. The presence of, or the failure to remediate properly, such substances, when released, may adversely affect the owner's ability to sell the affected real estate or to borrow using such real estate as collateral. Such costs or liabilities could exceed the value of the affected real estate. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of the Properties and the Company is not aware of any other environmental condition with respect to any of the Properties that management believes would have a material adverse effect on the Company's business, assets or results of operations. Prior to the Company's acquisition of its Properties, independent environmental consultants conducted or updated Phase I environmental assessments (which generally do not involve invasive techniques such as soil or ground water sampling) on the Properties. None of these Phase I assessments or updates revealed any materially adverse environmental condition not known to the Company or the independent consultants preparing the assessments. There can be no assurance, however, that environmental liabilities have not developed since such environmental assessments were prepared, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.

REAL ESTATE RISKS SPECIFIC TO THE COMPANY'S BUSINESS

     Investment Risks. In implementing its investment strategies, the Company has invested in a broad range of real estate assets, and in the future, may invest in additional types of real estate assets not currently included in its portfolio. There can be no assurance, however, that the Operating Partnership will be able to implement its investment strategies successfully in the future. As a result of its real estate investments, the Operating Partnership will be subject to risks, in addition to general real estate risks, relating to the specific assets and asset types in which it invests. For example, the Operating Partnership is subject to risks that, upon expiration, leases for space in the Office Properties and Retail Properties may not be renewed, the space may not be re-leased, or the terms of renewal or re-lease (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. In addition, the Company is subject to risks relating to the Behavioral Healthcare Facilities, including the effect of any failure of the tenant to make required lease payments (which equal more than 10% of the Company's current base rental revenues), the effects of factors, such as regulation of the healthcare industry and limitations on government disbursement programs, on the ability of the tenant to make the required lease payments, and the limited number of replacement tenants in the event of default under, or non-renewal of, the lease. Similarly, the Company is subject to the risk that the success of its investment in the Hotel Properties will be highly dependent upon the ability of the Hotel Properties to compete in such features as access, location, quality of accommodations, room rate structure and, to a lesser extent, the quality and scope of other amenities such as food and beverage facilities.

     Risks of Joint Ownership of Assets. The Company has the right to invest in properties and assets jointly with other persons or entities. Joint ownership of properties, under certain circumstances, may involve risks not otherwise present, including the possibility that the Company's partners or co-investors might become bankrupt, that such partners or co-investors might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners or co-investors may be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. See "-- Risks Relating to Control of Certain Investments -- Lack of Control of Refrigerated Storage Corporations."


     Potential Conflicts of Interest. The Company has entered into the Intercompany Agreement with Crescent Operating pursuant to which each has agreed to provide the other with rights to participate in certain transactions. The certificate of incorporation of Crescent Operating, as amended and restated, generally prohibits Crescent Operating, for so long as the Intercompany Agreement remains in effect, from engaging in activities or making investments that a REIT could make, unless the Operating Partnership was first given the opportunity but elected not to pursue such activities or investments. In addition, subsidiaries of Crescent Operating are the lessees of each of the Hotel Properties, and Crescent Operating owns a 50% interest in the entity which is the lessee of the Behavioral Healthcare Facilities and the Company's largest tenant in terms of current base rent. Richard E. Rainwater and John C. Goff are, respectively, the Chairman of the Board and the Vice Chairman of the Board of both the Company and Crescent Operating, and Gerald W. Haddock also serves as President, Chief Executive Officer and a director of Crescent Operating, and serves as President, Chief Executive Officer and a trust manager of the Company. As of September 30, 1997, senior management and the trust managers of the Company beneficially owned approximately 17.2% of the Company's common equity (consisting of Common Shares and Units, including vested options to purchase Common Shares and Units) and approximately the same percentage of the outstanding common stock of Crescent Operating. The common management and ownership among these entities may lead to conflicts of interest in connection with transactions between the Operating Partnership and Crescent Operating.

                                USE OF PROCEEDS

     This Prospectus relates to Common Shares being offered and sold for the account of the Selling Shareholders. The Company will not receive any proceeds from the sale of the Common Shares but will pay all expenses related to the registration of the Common Shares offered hereby. See "Plan of Distribution."

                              SELLING SHAREHOLDERS
GENERAL

     This Prospectus relates to the offer and sale from time to time of up to 250,310 Common Shares (the "Shares") by Senterra Corporation, a Texas Corporation ("Senterra"), Myron G. Blalock, III ("Blalock") and Neil H. Tofsky ("Tofsky," and, together with Senterra and Blalock, the "Selling Shareholders"), which are the members of Senterra Real Estate Group, L.L.C., a Texas limited liability company (formerly known as Senterra Development, L.L.C.) ("Senterra Real Estate"). It is unknown if, when or in what amounts each of the Selling Shareholders may offer the Shares for sale. There is no assurance that any of the Selling Shareholders will sell any or all of the Shares offered hereby.

     Senterra Real Estate formerly owned certain assets (the "Greenway Operations") which it employed in its business operations of providing property and asset management services to Greenway Plaza, a mixed-use development located in Houston, Texas, consisting of 10 office buildings, retail and storage space, a hotel, a private athletic club, a central plant and six parking garages. Pursuant to an Asset Contribution Agreement dated as of October 7, 1996, as amended on December 31, 1997 and on March 2, 1998, by and among the Operating Partnership, Senterra Real Estate, Senterra, Blalock and Tofsky, Senterra Real Estate contributed to the Operating Partnership all of its right, title and interest in and to the properties, contracts, rights and other assets used in or attributable to the Greenway Operations in exchange for a limited partnership interest in the Operating Partnership and 125,155 Units having a fair market value at the date of closing equal to $8,521,500. Immediately upon issuance, Senterra Real Estate distributed 83,441, 20,857 and 20,857 Units to Senterra, Blalock and Tofsky, respectively.

     This Prospectus has been prepared pursuant to the Company's obligations under that certain Registration Rights Agreement, dated as of March 2, 1998, by and among Crescent Equities, the Operating Partnership and the Selling Shareholders (the "Registration Rights Agreement"). In accordance with the Registration Rights Agreement, which contains customary representations and warranties relating to the Company, this Prospectus (and the registration statement of which it is a part) relates to sales of the Shares by the Selling Shareholders, subject to the terms and conditions set forth in the Registration Rights Agreement.

     In addition, in the Registration Rights Agreement, the Company has agreed to indemnify the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments the Selling Shareholders may be required to make in respect thereof. Insofar as indemnification of the Selling Shareholders for liabilities arising under the Securities Act may be permitted pursuant to such agreements, the Company has been informed that, in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Because the Selling Shareholders may offer all or some of the Shares pursuant to the Offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares that will be held by the Selling Shareholders after completion of the Offering, no estimate can be given as to the number of Shares that will be held by each Selling Shareholder after completion of the Offering.

     The Selling Shareholders and any broker or dealer to or through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the Shares offered hereby, and any profits realized by the Selling Shareholders or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Shareholders are not expected to exceed normal selling expenses for sales. The registration of the Shares under the Securities Act shall not be deemed an admission by any of the Selling Shareholders or the Company that the Selling Shareholders are underwriters for purposes of the Securities Act of any Shares offered under this Prospectus.

CERTAIN RELATIONSHIPS BETWEEN THE COMPANY AND CERTAIN SELLING SHAREHOLDERS

     Senterra Real Estate is the property manager and marketing and leasing agent for Greenway Plaza, which was acquired by the Operating Partnership on August 15, 1996. On October 7, 1996, Senterra Real Estate and Crescent Real Estate Funding III, L.P. ("Funding III"), Crescent Real Estate Funding IV, L.P. ("Funding IV") and Crescent Real Estate Funding V, L.P. ("Funding V"), affiliates of the Company, entered into management and marketing and leasing agreements extending the term during which Senterra Real Estate would provide management, construction management and marketing services for Greenway Plaza for two, three and five years following such acquisition, respectively. Senterra Real Estate is providing similar services to the Operating Partnership for a building in Houston, Texas known as 1800 West Loop South.

     Also on October 7, 1996, each of Douglas W. Schnitzer ("Schnitzer"), President of Senterra, and Blalock, Tofsky and Senterra Real Estate entered into a Confidentiality and Noncompetition Agreement with the Operating Partnership, Funding III, Funding IV and Funding V, which agreements were amended on December 31, 1997. Pursuant to such agreements, each of Schnitzer, Blalock, Tofsky and Senterra Real Estate has agreed to maintain the confidentiality of certain information relating to current and prospective tenants at Greenway Plaza and, for a period of five years, not to interfere with tenant relationships at Greenway Plaza or certain other office buildings within a specified radius thereof and not to interfere with the Company's relationships with its employees.

     Crescent Equities has hired several Senterra employees to perform the day-to-day operations of Greenway Plaza, and it is anticipated that Crescent Equities will hire substantially all of the Senterra employees involved in the day-to-day operations of Greenway Plaza prior to the expiration of the management agreement between Senterra Real Estate and Funding III, Funding IV and Funding V in October of 1998. In addition, Senterra is in the process of implementing an agreement with Crescent Equities for the development of a parking garage in Greenway Plaza that is expected to contain 1,000 to 1,500 parking spaces, pursuant to which Senterra will provide construction management services for a proposed base fee of three percent of the cost of construction.

     In addition to the transactions relating to the Greenway Operations described above under "General," the Company assumed certain obligations of the Operating Partnership to Senterra Real Estate set forth in an agreement entered into as of December 13, 1996 between the Operating Partnership and Senterra Real Estate, which obligations the Pricing Committee of the Board of Trust Managers of the Company valued at $1,200,200. On January 6, 1998, the Company issued 30,933 Common Shares to Senterra Real Estate pursuant to an existing registration statement, in exchange for the release by Senterra Real Estate of such obligations.

COMMON SHARES OFFERED

     The following chart shows, according to the Company's records, the number of Common Shares currently held by each Selling Shareholder and the number of Shares of each Selling Shareholder being offered hereby.

                                                       COMMON
                                                       SHARES
                                                    BENEFICIALLY       NUMBER OF
                     NAME OF                       OWNED PRIOR TO    SHARES OFFERED
               SELLING SHAREHOLDER                 OFFERING(1)(2)        HEREBY
               -------------------                 --------------    --------------
Senterra Corporation.............................     166,882           166,882
Myron G. Blalock, III............................      41,714            41,714
Neil H. Tofsky...................................      41,714            41,714
                                                      -------           -------
          Total..................................     250,310           250,310(3)

---------------

(1) Excludes 30,933 Common Shares in which Senterra, Tofsky and Blalock have a 63.33%, 26.67% and 10% interest, respectively. Such Common Shares are held of record by Senterra Real Estate.

(2) The number of Common Shares beneficially owned prior to the Offering represents Units exchangeable for Common Shares, subject to certain exceptions, on a one-for-two basis. Alternatively, the Units are exchangeable, at the option of the Company, for cash.

(3) Based on the number of Units and Common Shares owned as of the date hereof (but excluding the 30,933 Common Shares held of record by Senterra Real Estate), none of the Selling Shareholders will own any Common Shares or Units upon completion of the Offering.

                              PLAN OF DISTRIBUTION

     The sale or distribution of all or any portion of the Shares may be effected from time to time by the Selling Shareholders directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on the NYSE, in the over-the-counter market, on any other national securities exchange on which the Common Shares are listed or traded, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company will not receive any of the proceeds from the sale of the Shares.

     The methods by which the Shares may be sold or distributed include, without limitation, (i) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iii) exchange distributions and/or secondary distributions in accordance with the rules of the NYSE, (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers,
(v) pro rata distributions as part of the liquidation and winding up of the affairs of the Selling Shareholders, and (vi) privately negotiated transactions. The Selling Shareholders may from time to time deliver all or a portion of the Shares to cover a short sale or sales or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position. The Selling Shareholders and the broker-dealers participating in the distribution of the Shares may be deemed "underwriters" within the meaning of the Securities Act and any profit on the sale of the Shares by the Selling Shareholders and any commissions received by any such broker-dealers may be regarded as underwriting commissions under the Securities Act. Underwriters, brokers, dealers or agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. The Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

     The Company will pay all expenses in connection with the registration of the Shares. The Selling Shareholders will pay for any brokerage or underwriting commissions and taxes of any kind (including, without limitation, transfer taxes) with respect to any disposition, sale or transfer of the Shares.

     Shares not sold pursuant to the registration statement on Form S-3 of which this Prospectus is a part (the "Registration Statement") may be subject to certain restrictions under the Securities Act and could be sold, if at all, only pursuant to Rule 144 or another exemption from the registration requirements of the Securities Act. In general, under Rule 144, a person (or persons whose Shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of Shares which does not exceed the greater of one percent of the Company's outstanding Common Shares or the average weekly reported trading volume of the Company's Common Shares during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of Shares by a person who is not an affiliate of the Company and who has satisfied a two-year holding period without any volume limitation. Therefore, both during and after the effectiveness of the Registration Statement, sales of the Shares may be made by the Selling Shareholders pursuant to Rule 144.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, the Company's Common Shares are listed on the NYSE and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission the Registration Statement, of which this Prospectus is a part, under the Securities Act, with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed under the Exchange Act by the Company (Exchange Act file number 1-13038) with the Commission and are incorporated herein by reference:

 (1) The Registration Statement on Form 8-B filed on March 24, 1997 registering the Common Shares of the Company under Section 12(b) of the Exchange Act.

 (2) The Proxy Statement in connection with the Company's 1998 Annual Meeting of Stockholders.

 (3) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended on May 15, 1997.

 (4) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.


 (5) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.



 (6) The Company's Current Report on Form 8-K dated January 29, 1997 and filed March 24, 1997, as amended on April 9, 1997, April 24, 1997, May 23, 1997 and July 2, 1997.



 (7) The Company's Current Report on Form 8-K dated October 15, 1997 and filed June 24, 1998.



 (8) The Company's Current Report on Form 8-K dated December 22, 1997 and filed March 4, 1998.



 (9) The Company's Current Report on Form 8-K dated January 6, 1998 and filed June 19, 1998.



(10) The Company's Current Report on Form 8-K dated January 16, 1998 and filed January 27, 1998, as amended on February 13, 1998, April 27, 1998, June 10, 1998 and September 16, 1998.



(11) The Company's Current Report on Form 8-K dated February 12, 1998 and filed February 23, 1998.



(12) The Company's Current Report on Form 8-K dated February 13, 1998 and filed February 18, 1998.



(13) The Company's Current Report on Form 8-K dated February 13, 1998 and filed February 18, 1998.



(14) The Company's Current Report on Form 8-K dated April 17, 1998 and filed April 28, 1998 as amended on June 22, 1998 and August 13, 1998.



(15) The Company's Current Report on Form 8-K dated April 23, 1998 and filed April 27, 1998.



(16) The Company's Current Report on Form 8-K dated June 15, 1998 and filed June 16, 1998.



(17) The Company's Current Report on Form 8-K dated June 25, 1998 and filed June 25, 1998.



(18) The Company's Current Report on Form 8-K dated June 29, 1998 and filed June 30, 1998.



(19) The Company's Current Report on Form 8-K dated June 30, 1998 and filed July 9, 1998, as amended on September 16, 1998.



(20) The Company's Current Report on Form 8-K dated August 7, 1998 and filed August 7, 1998.


     All documents filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of Shares to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephonic requests for copies should be directed to Crescent Real Estate Equities Company, 777 Main Street, Suite 2100, Fort Worth, Texas, 76102, Attention: Company Secretary (telephone number: (817) 321-2100).

                                    EXPERTS

     The financial statements and schedule incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


     The financial statements incorporated in this Prospectus by reference to the Company's Current Reports on Form 8-K (i) dated January 29, 1997 and filed on March 24, 1997, as amended on April 9, 1997, April 24, 1997, May 23, 1997 and July 2, 1997, (ii) dated October 15, 1997 and filed June 24, 1998, (iii) dated December 22, 1997 and filed on March 4, 1998 and (iv) dated June 30, 1998 and filed on July 9, 1998, as amended on September 16, 1998, respectively, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


                                 LEGAL MATTERS

     The legality of the issuance of the Shares will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
The Company...........................    2
Recent Developments...................    3
Risk Factors..........................    4
Use of Proceeds.......................    8
Selling Shareholders..................    8
Plan of Distribution..................   10
Available Information.................   11
Incorporation of Certain Documents by
  Reference...........................   12
Experts...............................   13
Legal Matters.........................   13


------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                 250,310 SHARES

                                [CRESCENT LOGO]
                                 COMMON SHARES
                                   PROSPECTUS

                                         , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be incurred in connection with the issuance and distribution of the Common Shares covered by this Registration Statement, all of which will be paid by the Registrant, are as follows:

     Registration Fee.......................................    $ 2,480.61
     Printing, Engraving and Filing Expenses................    $   10,000
     Accounting Fees and Expenses...........................    $    5,000
     Legal Fees and Expenses................................    $   10,000
     Miscellaneous..........................................    $    1,500
                                                                ----------
     Total..................................................    $28,980.61
                                                                ==========

ITEM 15. INDEMNIFICATION OF TRUST MANAGERS AND OFFICERS.

     The Company's Restated Declaration of Trust (the "Declaration of Trust") provides that no trust manager shall be liable to the Company for any act, omission, loss, damage, or expense arising from the performance of his duties to the Company save only for his own willful misfeasance or willful malfeasance or gross negligence. In addition to, but in no respect whatsoever in limitation of the foregoing, the liability of each trust manager for monetary damages shall be eliminated to the fullest extent permitted by applicable law. The Declaration of Trust also provides that no amendment thereto may limit or eliminate this limitation of liability with respect to events occurring prior to the effective date of such amendment.

     The Company's Declaration of Trust provides that the trust managers and officers shall be indemnified to the maximum extent permitted by Texas law. Under current Texas law, the trust will indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a trust manager or officer if it is determined that the person (i) conducted himself in good faith; (ii) reasonably believed: (a) in the case of conduct in his official capacity as a trust manager or officer of the real estate investment trust, that his conduct was in the real estate investment trust's best interests; and (b) in all other cases, that his conduct was at least not opposed to the real estate investment trust's best interests; and
(iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Except to the extent provided in the following sentence, a trust manager or officer may not be indemnified (i) in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or (ii) in which the person is found liable to the real estate investment trust. Notwithstanding the foregoing, a person may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding; provided that if the person is found liable to the real estate investment trust or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and (ii) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust. In addition, the Company's Declaration of Trust and Bylaws require it to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former trust manager or officer made a party to a proceeding by reason of his status as a trust manager or officer, provided that the Company shall have received (i) a written affirmation by the trust manager or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Declaration of Trust and Bylaws also permit the Company to provide indemnification, payment or reimbursement of expenses to any employee or agent of the Company in such capacity. The Company's Declaration of Trust and Bylaws also permit the Company to indemnify a person who was or who agreed to appear as a witness or other participant in a proceeding at a time when he is not named a defendant or respondent in the proceeding. Any indemnification, payment or reimbursement of the expenses permitted by the Declaration of Trust and Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Texas Real Estate Investment Trust Act for trust managers.

     The limited partnership agreement of the Operating Partnership contains indemnification provisions comparable to those contained in the Declaration of Trust.

     The Company carries insurance that purports to insure officers and trust managers of the Company against certain liabilities incurred by them in the discharge of their official functions.

     The Company has entered into indemnification agreements with each of the Company's executive officers and trust managers. The indemnification agreements require, among other things, that the Company indemnify such officers and trust managers to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company also must indemnify and advance expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements and cover officers and directors under the Company's directors' and officers' liability insurance, if any. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Declaration of Trust and the Company's Bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board of Trust Managers or by the stockholders to alter, limit or eliminate the rights they provide.

ITEM 16. EXHIBITS.


     The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.



EXHIBIT NO.                                   DESCRIPTION OF EXHIBIT
-----------                                   ----------------------
    4.01      Restated Declaration of Trust of the Registrant (filed as Exhibit No. 4.01 to the
              Registrant's Registration Statement on Form S-3 (File No. 333-21905) (the "1997 Form
              S-3") and incorporated herein by reference)
    4.02      Amended and Restated Bylaws of the Registrant (filed as Exhibit 4.02 to the
              Registrant's Registration Statement on Form S-3 (File No. 333-57863) and incorporated herein by reference)
    4.03      Form of Common Share Certificate (filed as Exhibit No. 4.03 to the 1997 Form S-3 and incorporated herein by reference)
   *4.05      Registration Rights Agreement dated as of March 2, 1998 by and among Crescent Equities, the Operating Partnership and the Selling Shareholders
    4.06      Statement of Designation of 6 3/4% Series A Convertible Cumulative Preferred Shares of
              the Registrant (filed as Exhibit 4.07 to the Registrant's Annual Report on Form 10-K
              for the fiscal year ended December 31, 1997 and incorporated herein by reference)
    4.07      Statement of Designation of Series B Convertible Preferred Shares of the Registrant
              (filed as Exhibit 4.01 to the Registrant's Current Report on Form 8-K dated June 29,
              1998 and filed June 30, 1998 and incorporated herein by reference)
   *5.01      Opinion of Shaw, Pittman, Potts & Trowbridge as to the legality of the securities being registered by Crescent Real Estate Equities Company
   23.01      Consent of Shaw, Pittman, Potts & Trowbridge (included in its opinion filed as Exhibit
              5.01 to this Registration Statement)
   23.02      Consent of Arthur Andersen LLP (Dallas), Certified Public Accountants, dated September
              25, 1998 (filed herewith)
   23.03      Consent of Arthur Andersen LLP (Atlanta), Certified Public Accountants, dated September
              24, 1998 (filed herewith)
  *24.01      Powers of Attorney


---------------

* Previously filed.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 30th day of September, 1998.


                                        CRESCENT REAL ESTATE EQUITIES COMPANY

                                        By:       /s/  GERALD W. HADDOCK
                                           -------------------------------------
                                                     Gerald W. Haddock
                                           President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                     SIGNATURES                                        TITLE                        DATE
                     ----------                                        -----                        ----

              /s/ RICHARD E. RAINWATER*                  Trust Manager and Chairman of the    September 30, 1998
-----------------------------------------------------      Board
                Richard E. Rainwater

                  /s/ JOHN C. GOFF*                      Trust Manager and Vice Chairman of   September 30, 1998
-----------------------------------------------------      the Board
                    John C. Goff

                /s/ GERALD W. HADDOCK                    Trust Manager, President and Chief   September 30, 1998
-----------------------------------------------------      Executive Officer (Principal
                  Gerald W. Haddock                        Executive Officer)

             /s/ JERRY R. CRENSHAW, JR.                  Vice President, Controller and       September 30, 1998
-----------------------------------------------------      Co-Chief Financial Officer
               Jerry R. Crenshaw, Jr.

                 /s/ BRUCE A. PICKER                     Vice President, Treasurer and        September 30, 1998
-----------------------------------------------------      Co-Chief Financial Officer
                   Bruce A. Picker

                /s/ ANTHONY M. FRANK*                    Trust Manager                        September 30, 1998
-----------------------------------------------------
                  Anthony M. Frank

               /s/ MORTON H. MEYERSON*                   Trust Manager                        September 30, 1998
-----------------------------------------------------
                 Morton H. Meyerson

                /s/ WILLIAM F. QUINN*                    Trust Manager                        September 30, 1998
-----------------------------------------------------
                  William F. Quinn

              /s/ PAUL E. ROWSEY, III*                   Trust Manager                        September 30, 1998
-----------------------------------------------------
                 Paul E. Rowsey, III

                /s/ MELVIN ZUCKERMAN*                    Trust Manager                        September 30, 1998
-----------------------------------------------------
                  Melvin Zuckerman


                                            *By:   /s/ GERALD W. HADDOCK
                                              ----------------------------------
                                                      Gerald W. Haddock
                                                       Attorney-In-Fact

                               INDEX TO EXHIBITS


EXHIBIT NO.                                   DESCRIPTION OF EXHIBIT
-----------                                   ----------------------
    4.01      Restated Declaration of Trust of the Registrant (filed as Exhibit No. 4.01 to the
              Registrant's Registration Statement on Form S-3 (File No. 333-21905) (the "1997 Form
              S-3") and incorporated herein by reference)
    4.02      Amended and Restated Bylaws of the Registrant (filed as Exhibit 4.02 to the
              Registrant's Registration Statement on Form S-3 (File No. 333-57863) and incorporated herein by reference)
    4.03      Form of Common Share Certificate (filed as Exhibit No. 4.03 to the 1997 Form S-3 and incorporated herein by reference)
   *4.05      Registration Rights Agreement dated as of March 2, 1998 by and among Crescent Equities, the Operating Partnership and the Selling Shareholders
    4.06      Statement of Designation of 6 3/4% Series A Convertible Cumulative Preferred Shares of
              the Registrant (filed as Exhibit 4.07 to the Registrant's Annual Report on Form 10-K
              for the fiscal year ended December 31, 1997 and incorporated herein by reference)
    4.07      Statement of Designation of Series B Convertible Preferred Shares of the Registrant
              (filed as Exhibit 4.01 to the Registrant's Current Report on Form 8-K dated June 29,
              1998 and filed June 30, 1998 and incorporated herein by reference)
   *5.01      Opinion of Shaw, Pittman, Potts & Trowbridge as to the legality of the securities being registered by Crescent Real Estate Equities Company
   23.01      Consent of Shaw, Pittman, Potts & Trowbridge (included in its opinion filed as Exhibit
              5.01 to this Registration Statement)
   23.02      Consent of Arthur Andersen LLP (Dallas), Certified Public Accountants, dated September
              25, 1998 (filed herewith)
   23.03      Consent of Arthur Andersen LLP (Atlanta), Certified Public Accountants, dated September
              24, 1998 (filed herewith)
  *24.01      Powers of Attorney


---------------

*  Previously filed.